November 28, 2011
FOR IMMEDIATE RELEASE

RAYMOND JAMES ANNOUNCES
KEY SENIOR MANAGEMENT APPOINTMENTS

ST. PETERSBURG, Fla. – Raymond James CEO Paul Reilly today announced several senior management promotions and changes, including implementation of the succession plan for Dick Averitt within the Raymond James Financial Services business unit, and naming current Raymond James & Associates President Dennis Zank as parent company chief operating officer. Reilly noted that Chet Helck will continue to oversee the firm’s Global Private Client Group, including responsibility for Raymond James & Associates and Raymond James Financial Services, as well as the international PCG businesses.

“Dennis and his team have done an outstanding job growing our Raymond James & Associates PCG business,” said Reilly. “We are looking forward to having his remarkable industry experience and institutional knowledge drive cross-organizational efficiencies, and provide leadership for strategic initiatives.”

Zank has served as president of Raymond James & Associates’ PCG unit for nine years. Prior to being appointed to his current position, he was executive vice president of Operations and Administration, overseeing the firm’s securities and customer operations, client services, information technology, office services, human resources, financial and regulatory reporting, and international operations. Zank joined Raymond James’ Accounting department in 1978, becoming controller in 1982. He was promoted to senior vice president in 1986 and executive vice president in 1992.

Reilly also announced succession plans for Dick Averitt, CEO and chairman of Raymond James Financial Services, who will be stepping down as the unit’s CEO in the coming year.

“I would like to recognize and thank Dick for his remarkable leadership and years of service to the firm and our advisors,” said Reilly. “His contributions are innumerable and his commitment to running Raymond James Financial Services with integrity, hard-work and a continual focus on our advisors and their clients is both a wonderful example for our future generations of leaders and an embodiment of the firm’s values.”

Averitt has led Raymond James Financial Services since 2002, joining the firm in 1978 as a financial planner and registered representative, where he became a leading advisor before joining the management team in 1984.

“Dennis and Dick have both played critical roles in the firm’s growth and success over the past 33 years,” noted Executive Chairman Thomas A. James. “Dennis has demonstrated excellent administrative skills, first managing our operations and technology, and more recently, our employee advisor business … he is well-suited to provide broad leadership in his new role.” James continued, “Dick’s track record has been similarly exemplary, starting as an advisor and then as a leader of advisors … he made major contributions supporting his predecessor and has performed extremely well leading Raymond James Financial Services over the past eight years.”

Reilly announced other key appointments. Scott Curtis will be president of Raymond James Financial Services and managing director of its Independent Contractor Division, and Tash Elwyn will be president of Raymond James & Associates’ Private Client business to succeed Zank. These appointments are effective January 3, 2012.

 “We are pleased with the firm’s continued growth, illustrated by record-breaking results in 2011, but we also understand the importance of remaining diligent with planning for the future. Proactive succession planning is part of that,” said Reilly.

For the past six years, Curtis has been serving as senior vice president of the Raymond James & Associates PCG. Prior to his current role, he supported both domestic PCG businesses as president of the firm’s insurance group, Planning Corporation of America (now Raymond James Insurance Group). He joined Raymond James nine years ago from GE Financial, where he served as senior vice president, leading several key business units during his 13 years with the organization. He earned a bachelor’s degree from Denison University and an MBA from the University of Michigan. He will report to Dick Averitt during his transition and ultimately to Helck.

“I have been impressed with his understanding of our business and our advisor clients,” said Averitt. “He has tremendous leadership skills and I look forward to working closely with him.”

Elwyn joined Raymond James in 1993 as a financial advisor trainee following earning his bachelor’s degree in political science from Emory University. After building a successful practice, he became a branch manager and was then promoted to divisional sales manager. For the past five years, he has served as the Atlantic divisional director. Elwyn will report to Chet Helck in his new role.

“Tash has made significant contributions to Raymond James & Associates’ success,” Zank noted. “He has provided strong sales management leadership in supporting his advisors’ growth plans and adoption of best practices.”

“This fiscal year we will be celebrating our 50th anniversary,” Reilly continued. “These promotions reflect our evolution as an organization as well as our commitment to our strategic growth plans for the future.”

About Raymond James Financial, Inc.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd. have approximately 5,400 financial advisors serving 2 million accounts in 2,400 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $271 billion, of which approximately $34.8 billion are managed by the firm’s asset management subsidiaries.

To the extent that Raymond James makes or publishes forward-looking statements (regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2011 annual report on Form 10-K, which is available on RAYMONDJAMES.COM and SEC.GOV.

For more information, please contact Steve Hollister at 727-567-2824.
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